Exhibit 99.1

CONTACT:

Mike Zellner	Tyler Painter
Wind River	Wind River
Chief Financial Officer	Vice President, Treasury & Investor Relations
+1.510.749.2750	+1.510.749.2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River Systems, Inc. Receives Additional Notice from NASDAQ

ALAMEDA, Calif., December 18, 2006 — Wind River Systems, Inc. (NASDAQ: WIND), today announced that it is in receipt of an additional Nasdaq Staff Determination letter dated December 12, 2006, advising Wind River that it is not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14).

The notice was issued in accordance with standard Nasdaq procedures due to the delayed filing of Wind River’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2006. This follows a similar letter received on September 19, 2006 that Wind River was not in compliance with the filing requirements for continued listing due to the delayed filing of Wind River’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2006. Wind River plans to present its views with respect to this additional deficiency to the Nasdaq Listing Qualification Panel (the “Panel”) in writing no later than December 19, 2006.

Wind River previously announced its intention to request a hearing before the Panel and was granted a hearing that was held on November 9, 2006, in which Wind River’s management presented its plan to regain compliance with Nasdaq’s filing requirements with respect to the Quarterly Report on Form 10-Q. Pending a decision of the Panel, Wind River’s shares will continue to be listed on the NASDAQ Global Select Market. There can be no assurance that the Panel will grant Wind River’s request for an extension that would allow the continued listing of Wind River’s common stock on the NASDAQ Global Select Market.

About Wind River

Wind River is the global leader in Device Software Optimization (DSO). The company’s solutions enable customers to develop and run device software better, faster, at a lower cost and more reliably. Wind River’s Workbench, General Purpose Platform and Market-Specific Platforms reduce effort, cost and risk, and optimize quality and reliability at all phases of the device software development process from concept to deployed product.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com.

The above contains forward-looking statements, including those relating to the ability of Wind River to continue to list its shares on the NASDAQ Global Select Market, the ability of Wind River to timely present its views in writing to the Panel and a decision by the Panel. Words such as “will,” “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes” and “estimates,” variations of such words and similar expressions are also intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include, but are not limited to: an adverse determination by the Panel, adverse findings in the investigation into Wind River’s historical stock option practices, delays in the investigation and the timing of other actions or events related to the Nasdaq letters or Wind River’s Quarterly Reports on Form

10-Q, as well as other factors detailed from time to time in the reports Wind River files with the Securities and Exchange Commission such as our Annual Report on Form 10-K for the fiscal year ended January 31, 2006, our Quarterly Reports on Form 10-Q and other filings with the SEC. Wind River undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and VxWorks and WIND RIVER are registered trademarks of Wind River Systems, Inc. Third party marks and brands are the property of their respective holders.